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                                                                  EXHIBIT 3(i)-2

                    SECOND RESTATED ARTICLES OF INCORPORATION
                                       OF
                     COMPUTER NETWORK TECHNOLOGY CORPORATION

1. The name of the corporation is Computer Network Technology Corporation.

2. The Second Restated Articles of Incorporation of the corporation are as follows:

                                    ARTICLE I

     The name of this corporation shall be Computer Network Technology Corporation.

                                   ARTICLE II

     The registered office of this corporation in the State of Minnesota shall be 6500 Wedgwood Road, Maple Grove, Minnesota 55369.

                                   ARTICLE III

     3.01 This corporation shall have the authority to issue an aggregate of thirty million (30,000,000) shares of Common Stock of par value of $.01 per share. Such shares shall be designated as this corporation's "Common Stock."

     3.02 This corporation shall have the authority to issue an aggregate of one million (1,000,000) shares of Preferred Stock, which may be issued in one or more series as determined from time to time by the Board of Directors. Such shares shall be designated as the "Preferred Stock, Series ________." The shares of Preferred Stock of any series authorized for issuance by the Board of Directors shall be senior to the Common Stock with respect to any distribution (as such term is defined in Section 302A.011, Subd. 10, Minnesota Statutes) if so designated by the Board of Directors upon issuance of the shares of that series. The Board of Directors is hereby granted the express authority to fix by resolution any other designations, powers, preferences, voting and other rights, qualifications, limitations or restrictions with respect to any particular series of Preferred Stock prior to issuance thereof.

     3.03 Except as otherwise required by law, and except as may be otherwise provided pursuant to Section 3.02 hereof, the holders of the shares of Common Stock shall have the sole voting rights of this corporation.

     3.04 There shall be no cumulative voting by the holders of the Common
Stock.

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     3.05 The shareholders shall take action by the affirmative vote of the holders of a majority of the voting power of the shares represented and voting at a duly held meeting, except where the affirmative vote of a greater number or the affirmative vote of a majority of the voting power of all voting shares is required by statute and except where the holders or a class or series are entitled by statute to vote as a class or series whether or not such holders are otherwise entitled to vote.

     3.06 The shareholders of this corporation shall have no preemptive rights to subscribe for or otherwise acquire any new or additional shares of stock of this corporation of any class whether now authorized or authorized hereafter, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares of any class or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares of any class.

                                   ARTICLE IV

     In addition to, and not by way of limitation of, the powers granted to the Board of Directors by the Chapter 302A, Minnesota Statutes, the Board of Directors of this corporation shall have the following powers and authority:

     4.01 To fix by resolution any designation, power, preference, right, qualification, limitation or restriction with respect to the issuance of any series of the Preferred Stock of this corporation authorized by these Articles of Incorporation.

     4.02 To issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

     4.03 To fix the terms, provisions and conditions of and to authorize the issuance, sale, pledge or exchange of bonds, debentures, notes, or other evidences of indebtedness of this corporation.

     4.04 To adopt, amend or repeal all or any of the Bylaws of this corporation by the vote of a majority of its members present at a duly held meeting, subject to the power of the shareholders to adopt, amend or repeal such Bylaws, and subject to any limitation of such power and authority contained in the Bylaws.

     4.05 As to any member of the Board, to give advance written consent or opposition to a resolution stating an action to be taken by the Board. If such member is not present at the meeting at which action is taken upon such resolution, such consent or opposition does not constitute presence for purposes of determining the existence of a quorum, but shall be counted as a vote in favor of or against the resolution and shall be entered in the minutes or other record of action taken by the Board at the meeting if the resolution acted upon by the Board at the meeting is substantially the same or has

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substantially the same effect as the resolution to which the member of the Board has consented or objected.

     4.06 To adopt an indemnity plan and to purchase and maintain insurance for officers, directors, employees and agents against liability asserted against them and incurred in any such capacity or arising out of their status as such to the fullest extent permissible under the provisions of Chapter 302A, Minnesota Statutes. Except as expressly provided in Section 302A.251, Subd. 4, Minnesota Statutes, a member of the Board of Directors of this corporation shall have no personal liability to this corporation or to the shareholders for monetary damages for breach of fiduciary duty as a member of the Board of Directors.

                                    ARTICLE V

     Section 302A.671, Minnesota Statutes, shall apply to a control share acquisition of the capital stock of this corporation.

3. The Second Restated Articles of Incorporation of the corporation correctly set forth without change the corresponding provisions of the articles as previously amended, except that Article II thereof contains the new address of the corporation's registered office, which has been approved by the Board of Directors of the corporation.

4. The Second Restated Articles of Incorporation were adopted pursuant to Chapter 302A of the Minnesota Business Corporation Act.

     IN WITNESS WHEREOF, the undersigned, the Secretary of Computer Network Technology Corporation, being duly authorized, has executed this document on June 19, 1992.

                                         /s/ Eugene D. Misukanis
                                         ----------------------------------
                                         Eugene D. Misukanis, Secretary



Note: The registered office of CNT currently is 605 North Highway 169, Suite 800, Minneapolis, MN 55441.

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